Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE August 4, 2016	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

TULSA, OK, August 4, 2016 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the second quarter and six months ended June 30, 2016.

In the quarter, net sales were $102.3 million, up 13.3% from $90.3 million in 2015. Net income was $14.3 million, up 28.8% from $11.1 million in the same period a year ago. Net sales for the six months ended June 30, 2016 were $187.7 million, up 12.4% from $167.0 million in 2015. Net income for the six months ended June 30, 2016 was $25.1 million, up 28.8% from $19.5 million in 2015. Both sales and earnings in 2016 were all-time records for any second quarter in the history of AAON.

Earnings per diluted share in the second quarter of 2016 were $0.27, up 35.0% from $0.20 for the same period the previous year, based upon 53.4 million and 54.7 million shares outstanding at June 30, 2016 and 2015, respectively. Earnings per diluted share for the six months ended June 30, 2016 were $0.47, up 30.6% from $0.36 in 2015, based upon 53.4 million and 54.7 million shares outstanding at June 30, 2016 and 2015, respectively.

Norman H. Asbjornson, President and CEO, stated, “The addition of new regional sales managers in 2015 is starting to show results with our gains in sales for 2016, however, the market appears to have softened. The increased production volume has also created efficiencies to help us maintain and slightly grow our gross profit as a percentage of sales to 32.0% compared to 30.0% a year ago. We have also been able to control our SG&A expense, keeping SG&A expense as a percent of sales flat at approximately 10.3% for both the quarter and six months ended 2016 and 2015."

Mr. Asbjornson further added, “Our financial condition at June 30, 2016 remained quite strong with a current ratio of 2.7:1 (including cash and short-term investments totaling $44.3 million). We continue to remain debt free. Our backlog at June 30, 2016 increased 5% to $69.3 million, from $66.0 million for the same period a year ago.”

Mr. Asbjornson continued, “We are looking forward to introducing our new Water Source Heat Pump line this quarter, but we don't expect significant results from this new line to impact profit until 2018. We continue to monitor steel prices and look for ways to maintain our gross profit with rising raw material costs, although we currently believe the impact to costs will be less than the equivalent of 2% of sales. The next six months will be a challenge, but we expect to have a successful year."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-888-241-0551 (code 50519850); or, for rebroadcast, call 1-855-859-2056 (code 50519850).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Net sales	$102,319	$90,275	$187,741	$167,043
Cost of sales	69,572	63,158	129,263	118,128
Gross profit	32,747	27,117	58,478	48,915
Selling, general and administrative expenses	10,561	9,200	19,474	17,517
Gain on disposal of assets	(12)	(30)	(20)	(25)
Income from operations	22,198	17,947	39,024	31,423
Interest income	67	29	141	73
Other income (expense), net	10	27	127	(48)
Income before taxes	22,275	18,003	39,292	31,448
Income tax provision	7,934	6,873	14,145	11,919
Net income	$14,341	$11,130	$25,147	$19,529
Earnings per share:
Basic	$0.27	$0.21	$0.47	$0.36
Diluted	$0.27	$0.20	$0.47	$0.36
Cash dividends declared per common share:	$0.11	$0.11	$0.11	$0.11
Weighted average shares outstanding:
Basic	53,036,009	54,208,362	53,028,224	54,205,657
Diluted	53,401,238	54,669,763	53,395,361	54,714,604

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2016	December 31, 2015
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$12,209	$7,908
Certificates of deposit	9,832	10,080
Investments held to maturity at amortized cost	22,303	12,444
Accounts receivable, net	58,483	50,024
Income tax receivable	669	4,702
Note receivable	25	23
Inventories, net	40,125	38,499
Prepaid expenses and other	1,083	533
Total current assets	144,729	124,213
Property, plant and equipment:
Land	2,233	2,233
Buildings	75,912	68,806
Machinery and equipment	152,165	143,100
Furniture and fixtures	12,058	11,270
Total property, plant and equipment	242,368	225,409
Less: Accumulated depreciation	130,505	124,348
Property, plant and equipment, net	111,863	101,061
Certificates of deposit	240	1,880
Investments held to maturity at amortized cost	—	5,039
Note receivable	695	661
Total assets	$257,527	$232,854

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	9,367	6,178
Dividends payable	5,797	—
Accrued liabilities	38,087	37,235
Total current liabilities	53,251	43,413
Deferred revenue	1,295	698
Deferred tax liabilities	6,855	8,706
Donations	1,142	1,119
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 53,008,136 and 53,012,363 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	212	212
Additional paid-in capital	—	—
Retained earnings	194,772	178,706
Total stockholders' equity	194,984	178,918
Total liabilities and stockholders' equity	$257,527	$232,854

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2016	2015
Operating Activities	(in thousands)
Net income	$25,147	$19,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,346	5,599
Amortization of bond premiums	151	106
Provision for losses on accounts receivable, net of adjustments	(42)	(102)
Provision for excess and obsolete inventories	308	59
Share-based compensation	2,043	1,281
Excess tax benefits from stock options exercised and restricted stock awards vested	(1,129)	(2,452)
Gain on disposition of assets	(20)	(25)
Foreign currency transaction (gain) loss	(48)	53
Interest income on note receivable	(14)	(16)
Deferred income taxes	(1,851)	(563)
Changes in assets and liabilities:
Accounts receivable	(8,417)	(1,286)
Income taxes	5,162	1,636
Inventories	(1,934)	(9,623)
Prepaid expenses and other	(550)	(446)
Accounts payable	1,848	(1,030)
Deferred revenue	220	136
Accrued liabilities and donations	1,252	(867)
Net cash provided by operating activities	28,472	11,989
Investing Activities
Capital expenditures	(15,825)	(9,304)
Proceeds from sale of property, plant and equipment	1	30
Investment in certificates of deposits	(4,112)	—
Maturities of certificates of deposits	6,000	4,658
Purchases of investments held to maturity	(9,782)	—
Maturities of investments	3,801	9,201
Proceeds from called investments	1,010	504
Principal payments from note receivable	26	28
Net cash (used in) provided by investing activities	(18,881)	5,117
Financing Activities
Borrowings under revolving credit facility	761	—
Payments under revolving credit facility	(761)	—
Stock options exercised	1,255	2,534
Excess tax benefits from stock options exercised and restricted stock awards vested	1,129	2,452
Repurchase of stock	(7,674)	(6,444)
Net cash used in financing activities	(5,290)	(1,458)
Net increase in cash and cash equivalents	4,301	15,648
Cash and cash equivalents, beginning of period	7,908	21,952
Cash and cash equivalents, end of period	$12,209	$37,600

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
	(in thousands)
Net Income, a GAAP measure	$14,341	$11,130	$25,147	$19,529
Depreciation	3,175	2,795	6,346	5,599
Amortization of bond premiums	68	45	151	106
Share-based compensation	1,095	843	2,043	1,281
Interest income	(135)	(74)	(292)	(179)
Income tax expense	7,934	6,873	14,145	11,919
EBITDAX, a non-GAAP measure	$26,478	$21,612	$47,540	$38,255